                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

               PEMSTAR REPORTS FISCAL 2004 SECOND-QUARTER RESULTS
            Delivers Continued Improvements in Operating Performance

ROCHESTER, Minn. - October 28, 2003 - PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today reported financial results for its fiscal 2004 second quarter ended September 30, 2003.

                          Summary of Financial Results
                      (In thousands, except per share data)

                                                    Three Months Ended        Six Months Ended
                                                       September 30,            September 30,
                                                 ----------------------    ----------------------
                                                    2003         2002         2003         2002
                                                 ---------    ---------    ---------    ---------
     Net sales                                   $ 150,550    $ 176,382    $ 296,050    $ 329,486
     Operating (loss)                               (4,911)      (6,854)     (14,064)     (23,560)
     (Loss) before cumulative effect of
         accounting change                          (6,809)      (9,965)     (17,795)     (29,801)
     Net (loss)                                  $  (6,809)   $  (9,965)   $ (17,795)   $ (35,147)
     Diluted (loss) before cumulative effect
         of accounting change per common share   $    (.17)   $    (.27)   $    (.46)   $    (.81)
     Diluted (loss) per common share             $    (.17)   $    (.27)   $    (.46)   $    (.95)

Financial Results

PEMSTAR reported net sales of $150.6 million for the fiscal 2004 second quarter, compared to $176.4 million in the prior-year period. These amounts include sales of excess inventory of $4.2 million and $14.4 million, respectively. The company's net loss was ($6.8 million), or ($.17) per diluted share, versus a net loss of ($10.0 million), or ($.27) per diluted share, for last year's fiscal second quarter. Of the fiscal 2004 second-quarter loss, ($4.8 million), or ($.12) per share, is related to the restructuring program PEMSTAR announced in July 2003. The year-ago second quarter included ($.9 million), or ($.02) per share, in restructuring charges and reserves. Excluding the ($4.8 million), or ($.12) per share, restructuring loss, PEMSTAR reported a fiscal second-quarter loss of ($2.0 million), or ($.05) per diluted share, which is in the range of prior guidance.

Fiscal 2004 second-quarter net sales, excluding excess inventory sales, were lower than fiscal 2003 second-quarter net sales due to reduced customer requirements in the communications and computing and data storage markets, offset in part, by Asian industrial market increases. PEMSTAR's September-quarter net loss, excluding restructuring charges, significantly improved from the prior-year quarter due to lower inventory and accounts receivable writeoffs, personnel and facilities savings from past restructuring initiatives, and reduced interest costs and fees from lower borrowing levels.


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PEMSTAR
2Q04 Results
Page 2


Gross profit for the second quarter of fiscal 2004 versus the year-earlier period rose $4.0 million to $11.9 million, or 7.9 percent of net sales. This increase was a result of reduced inventory writeoffs and restructuring benefits from certain domestic sites. This benefit was offset partially by lower gross profit from reduced communications sales volume and lower margins at low-cost foreign operations. Due to the overall margin gain, the operating loss improved.

"Our previously announced restructuring program is beginning to generate substantial cost savings which is favorably impacting our financial performance," said Al Berning, PEMSTAR's chairman, president and CEO. "Business across many of our markets remains sluggish. However, the industrial market is showing strength with new customer and project wins."

Cash generated from operations for the fiscal second quarter was $6.1 million. The cash balance at September 30, 2003, was $17.5 million, up from $8.7 million at June 30, 2003. Accounts receivable decreased $6.3 million in the quarter, with days sales outstanding (DSO) declining to 66 days from 72 days at June 30, 2003. This decrease in DSO resulted from expected collections of past due receivables, particularly related to Phase 1 of the Land Warrior program concluded in late fiscal 2003, and more current collection of other accounts. Presently, the Land Warrior program has moved into Phase II, and PEMSTAR is actively engaged in design work on next-generation applications.

As of September 30, 2003, net inventories of $77.8 million were up from $72.1 million at June 30, 2003, with a turn rate of 7.1 times compared with 7.7 times at June 30, 2003. The higher inventory level was primarily due to shipped orders falling short of customer-provided forecasts.

Debt (long-term debt plus capital leases including, in both cases, current maturities) as of September 30, 2003, was $82.4 million, compared to $94.7 million at June quarter-end. While there has been no change in the company's credit agreements, PEMSTAR has taken a more conservative approach in classifying its domestic lines of credit as a current liability on the balance sheet. This decision was made because it is difficult to forecast meeting monthly covenant requirements due to fluctuations in monthly orders within any given quarter.

Debt to total capital (debt plus shareholders' equity) at September 30, 2003, was 33.4 percent, down 4.3 percent from 37.7 percent for the March quarter, and net book value was $3.64 per outstanding share, with tangible book value at $2.89 per outstanding share.


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PEMSTAR
2Q04 Results
Page 3


For the first six months of fiscal 2004, net sales were $296.1 million, compared to $329.5 million for the same period last year. These amounts include sales of excess inventories totaling $5.2 million and $15.9 million, respectively. PEMSTAR reported a net loss of ($17.8 million), or ($.46) per diluted share, versus a net loss of ($35.1 million), or ($.95) per share (including a loss on the cumulative effect of an accounting change of ($5.3 million) and ($.14) per diluted share), for the prior-year six months. Net loss for the six months ended September 30, 2003, of ($17.8) million included $8.2 million of restructuring charges. Net loss before the cumulative effect of an accounting change for the six months ended September 30, 2002, of ($29.8 million) included $3.9 million of restructuring charges.

Excluding restructuring charges, the net loss for fiscal 2004 narrowed from fiscal 2003 results, with improvements including reduced inventory and accounts receivable charges, ($8.9 million), savings from domestic restructuring activity, partly offset by revenue declines and margin erosion in certain Asian operations and significantly lower interest costs and fees.

During the second quarter of fiscal 2004, PEMSTAR completed an offering of 7.5 million shares of its common stock. Net proceeds of $20.1 million from the transaction are being used to reduce available lines of credit usage, pending their expected use to fund working capital and potential acquisitions.

Business Update

PEMSTAR's current improvement strategy centers on alignment of resources with current revenue, continued industry diversification and rigorous financial management. To date, PEMSTAR has:

     o Consolidated its Mountain View, Calif., staff into its San Jose, Calif., site, closed several small engineering and administrative offices and released the majority of personnel affected by the restructuring programs;

     o Continued to diversify its sales by increasing industrial and computing and data storage market sales volumes;

     o Shortened the company's cash conversion cycle (days sales outstanding plus days inventory on hand less days payables outstanding) by nine days to 56 days at September 30, 2003, from 65 at June 30, 2003.

During the 2004 second fiscal quarter, sales to the industrial sector accounted for 30.8 percent of net sales, versus 22.2 percent a year ago; medical remained at 4.7 percent; and computing and data storage increased to 35.9 percent from
34.5 percent. The remaining 28.6 percent of sales were to the communications industry, which accounted for 38.6 percent in the year-ago second quarter.


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PEMSTAR
2Q04 Results
Page 4


From a geographic perspective, 66.2 percent of fiscal second-quarter net sales were derived from product sold in North and South America, 24.5 percent generated in Asia, and 9.3 percent in Europe, which compares to prior-year totals of 73.6 percent, 17.3 percent and 9.1 percent, respectively. Continued strength among industrial equipment clients and test and automation projects, offset by the decrease in the wireless communication sector, accounted for the growth in the Asian market percentage.

On October 2, 2003, the company successfully closed on both an asset purchase and a global supply agreement with a major technology company. PEMSTAR entered into the agreements on July 29, 2003, and then satisfied the required terms and conditions. The three-year deal expands the company's presence in Austin, Texas, and is expected to contribute approximately $30 million in annual revenue.

Additionally, the company's Rochester, Minn., facilities were awarded AS9100 certification by Underwriters Laboratories (UL). AS9100, the Quality Systems Aerospace Model for quality assurance in design, development, production, installation and servicing, was developed to promote quality, safety and technology throughout the aerospace supply chain. Based on the core requirements of ISO 9000, AS9100 includes the additional quality system requirements necessary to meet the complex and unique demands of the aerospace industry, for both commercial and defense contractors.

"We're committed to expanding our capabilities in select key industries," said Berning. "And we continue to win new customers and projects from existing customers based on our breadth of experience, position in key global geographies and engineering services."

Berning concluded, "I'm confident that with the actions we're taking, and our continued focus on diversifying our customer base, PEMSTAR will be well positioned for the future."

Fiscal 2004 Third-Quarter Outlook

The following statements are based on current expectations, and today's economic uncertainties make it difficult to project results going forward. PEMSTAR currently expects net sales in the fiscal 2004 third quarter ending December 31, 2003, of $160 million to $175 million, and net income of $.04 per share to a net loss of ($.04) per share. This compares with net sales of $171.8 million and a net loss of ($.05) per share for the third quarter of fiscal 2003. Based on the financial covenants in effect today, if PEMSTAR achieves the guidance above, it may need to seek waivers or adjustments to the covenants from its lenders. The company does not anticipate any problem obtaining the adjustments, if needed.


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PEMSTAR
2Q04 Results
Page 5


About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of global engineering, product design, automation and test, manufacturing and fulfillment services and solutions to customers in the communications, computing and data storage, industrial equipment and medical industries. PEMSTAR provides these services and solutions on a global basis through 15 strategic locations in North America, South America, Asia and Europe. These customer solutions offerings support customers' products from initial product development and design, through manufacturing to worldwide distribution and aftermarket support.

This press release may contain "forward-looking" statements. These forward-looking statements, including statements made by Mr. Berning, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: a continued recession or continued decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition and other risk factors listed from time to time in PEMSTAR's Securities and Exchange Commission filings, including but not limited to Exhibit 99 of PEMSTAR's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and PEMSTAR's quarterly reports on form 10-Q filed with the SEC.


CONTACT:     At PEMSTAR:                     At Padilla Speer Beardsley:
             Greg Lea                        Marian Briggs/Matt Sullivan
             EVP & CFO                       612/455-1700
             507/292-6941


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PEMSTAR
2Q04 Results
Page 6

PEMSTAR Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

                                                             Three Months Ended             Six Months Ended
                                                                September 30,                 September 30,
                                                          ------------------------      ------------------------
                                                            2003           2002           2003           2002
                                                          ---------      ---------      ---------      ---------
Net sales                                                 $ 150,550      $ 176,382      $ 296,050      $ 329,486
Cost of goods sold                                          138,665        168,495        277,583        320,931
                                                          ---------      ---------      ---------      ---------
Gross profit                                                 11,885          7,887         18,467          8,555

Selling, general and administrative expenses                 12,039         13,817         24,319         28,235
Restructuring costs                                           4,757            924          8,212          3,880
                                                          ---------      ---------      ---------      ---------
Operating loss                                               (4,911)        (6,854)       (14,064)       (23,560)

Other expense (income)-net                                     (411)           164           (697)           187
Interest expense- net                                         2,111          2,596          4,150          5,431
                                                          ---------      ---------      ---------      ---------
Loss before income taxes and cumulative effect of
  accounting change                                          (6,611)        (9,614)       (17,517)       (29,178)

Income tax expense                                              198            351            278            623
                                                          ---------      ---------      ---------      ---------
Loss before cumulative effect of accounting change           (6,809)        (9,965)       (17,795)       (29,801)

Cumulative effect of accounting change                            -              -              -         (5,346)
                                                          ---------      ---------      ---------      ---------
Net loss                                                  $  (6,809)     $  (9,965)     $ (17,795)     $ (35,147)
                                                          =========      =========      =========      =========

Basic and diluted loss per common share:
Loss before cumulative effect of accounting change        $   (0.17)     $   (0.27)     $   (0.46)     $   (0.81)
Cumulative effect of accounting change                            -              -              -          (0.14)
                                                          ---------      ---------      ---------      ---------
Net loss                                                  $   (0.17)     $   (0.27)     $   (0.46)     $   (0.95)
                                                          =========      =========      =========      =========

Shares used in computing basic and diluted loss per
  common share:                                              40,265         37,038         38,907         36,904
                                                          =========      =========      =========      =========

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PEMSTAR
2Q04 Results
Page 7

PEMSTAR Inc.
Consolidated Balance Sheets

                                                                              September 30,       March 31
                                                                                  2003               2003
                                                                              -------------       ---------
(In thousands, except per share data)
Assets
Current assets
   Cash and equivalents                                                         $  17,468         $  32,762
   Restricted cash                                                                  2,599             4,268
   Accounts receivable, net                                                       110,428           112,316
   Recoverable income taxes                                                           496               282
   Inventories, net                                                                77,753            69,279
   Unbilled services                                                               14,370            10,797
   Deferred income taxes                                                               39                35
   Prepaid expenses and other                                                      14,301             7,474
                                                                                ---------         ---------
Total current assets                                                              237,454           237,213

Property, plant and equipment                                                     155,757           148,659
Less accumulated depreciation                                                     (66,006)          (55,459)
                                                                                ---------         ---------
                                                                                   89,751            93,200

Goodwill, net                                                                      33,781            33,771
Deferred income taxes                                                               1,780             1,705
Other assets                                                                        7,311             6,173
                                                                                ---------         ---------
Total assets                                                                    $ 370,077         $ 372,062
                                                                                =========         =========

Liabilities and shareholders' equity
Current liabilities
   Current maturities of long-term debt                                         $  57,914         $  22,446
   Current maturities of capital lease obligations                                  2,775             5,288
   Accounts payable                                                                93,473            88,083
   Income taxes payable                                                                90               191
   Accrued expenses and other                                                      20,553            22,631
                                                                                ---------         ---------
Total current liabilities                                                         174,805           138,639

Long-term debt, less current maturities                                             9,547            56,127
Capital lease obligations, less current maturities                                 12,144            12,843
Other liabilities and deferred credits                                              9,412             4,586

Shareholders' equity
   Common stock, par value $0.01 per share--authorized 150,000 shares, issued and outstanding 45,067 shares at September 30, 2003 and 37,486 shares at
     March 31, 2003                                                                   451               375
Additional paid-in capital                                                        255,247           234,943
Accumulated other comprehensive income (loss)                                       1,877               (14)
Accumulated deficit                                                               (92,723)          (74,928)
Loans to shareholders                                                                (683)             (509)
                                                                                ---------         ---------
                                                                                  164,169           159,867
                                                                                ---------         ---------
Total liabilities and shareholders' equity                                      $ 370,077         $ 372,062
                                                                                =========         =========

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